Exhibit 99.1

Exponent Reports Strong Third Quarter 2007 Results

MENLO PARK, Calif., October 17, 2007—Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the third quarter and nine months ended September 28, 2007.

For the third quarter of 2007, total revenues increased 13% to $48,904,000, as compared to $43,333,000, in the same period of 2006. Revenues before reimbursements grew 12% to $44,916,000, as compared to $40,049,000, last year. Net income increased 35% to $5,037,000, or $0.31 per diluted share, as compared to $3,743,000, or $0.22 per diluted share, in 2006.

EBITDAS1 for the third quarter of 2007 increased 32% to $10,272,000, as compared to $7,766,000 in the same period of 2006. Exponent closed the third quarter of 2007 with $52.5 million in cash, cash equivalents and short-term investments. During the quarter, Exponent repurchased $7.7 million of common stock as part of its ongoing repurchase program.

“Our quarter was marked by double-digit revenue growth and improved margins, which contributed to strong bottom line results,” commented Michael R. Gaulke, Chairman and CEO. “On the revenue side, we had notable performance in our electrical and semiconductors, thermal sciences, human factors, mechanics and materials, and ecological sciences practices, in addition to our health group. Our improved margins resulted from increased utilization and leverage of our infrastructure.”

For the nine months ended September 28, 2007, revenues have grown 17% to $148,414,000, compared to $127,014,000 in the same period of 2006. Revenues before reimbursements have increased 15% to $136,165,000, compared to $118,721,000, last year. Net income increased 35% to $15,094,000, or $0.92 per diluted share, as compared to $11,215,000, or $0.64 per diluted share, in 2006. EBITDAS1 increased 36% to $31,172,000, as compared to $22,891,000 for the same period one year ago.

“During the year we have continued to drive strong performance across a broad set of practices and are well positioned for long-term growth in many areas, including health sciences consulting, product design consulting, energy consulting, and defense technology development. Exponent remains uniquely positioned as a leading multidisciplinary engineering and scientific consulting firm dedicated to helping our clients solve their challenging technical problems,” concluded Mr. Gaulke.

In a related release today, Exponent announced that it has been awarded a contract to deliver additional Rapid Deployment Integrated Surveillance Systems, (RDISS), during the next three months.

As a result of improved utilization, operating leverage, and the new RDISS contract, Exponent now expects growth in revenues before reimbursements to be in the mid-teens for 2007. In addition, the Company expects an improvement in operating income as a percentage of revenues before reimbursements of approximately 250 basis points for the full year.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, October 17, 2007, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. The audio on the conference call is available by dialing 800-366-3908. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-405-2236 and entering reservation #11098780.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm is best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with their new products to help prevent problems in the future. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended September 28, 2007 and September 29, 2006

(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Revenues
Revenues before reimbursements	$44,916	$40,049	$136,165	$118,721
Reimbursements	3,988	3,284	12,249	8,293

Revenues	48,904	43,333	148,414	127,014

Operating expenses
Compensation and related expenses	29,268	26,881	89,497	79,671
Other operating expenses	5,484	4,870	15,926	14,602
Reimbursable expenses	3,988	3,284	12,249	8,293
General and administrative expenses	2,701	2,695	8,760	8,127

	41,441	37,730	126,432	110,693

Operating income	7,463	5,603	21,982	16,321
Other income
Interest income, net	407	430	1,351	1,461
Miscellaneous income, net	433	378	1,636	879

	840	808	2,987	2,340

Income before income taxes	8,303	6,411	24,969	18,661
Income taxes	3,266	2,668	9,875	7,446

Net income	$5,037	$3,743	$15,094	$11,215

Net income per share:
Basic	$0.34	$0.24	$1.00	$0.69
Diluted	$0.31	$0.22	$0.92	$0.64

Shares used in per share computations:
Basic	14,902	15,570	15,048	16,141
Diluted	16,163	16,837	16,372	17,428

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 28, 2007 and December 29, 2006

(in thousands)

	September 28, 2007	December 29, 2006
Assets
Current assets:
Cash and cash equivalents	$8,689	$5,238
Short-term investments	43,857	52,844
Accounts receivable, net	62,824	48,208
Prepaid expenses and other assets	6,289	3,484
Deferred income taxes	3,571	2,232

Total current assets	125,230	112,006
Property, equipment and leasehold improvements, net	28,984	29,577
Goodwill	8,607	8,607
Other assets	11,285	11,026

	$174,106	$161,216

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,315	$4,887
Accrued payroll and employee benefits	26,087	21,773
Deferred revenues	4,230	4,066

Total current liabilities	37,632	30,726
Other liabilities	4,400	5,088
Deferred rent	1,853	1,097

Total liabilities	43,885	36,911

Stockholders' equity:
Common stock	16	16
Additional paid-in capital	58,584	50,799
Accumulated other comprehensive income	267	93
Retained earnings	108,579	101,226
Treasury stock, at cost	(37,225)	(27,829)

Total stockholders’ equity	130,221	124,305

	$174,106	$161,216

EXPONENT, INC.

EBITDAS (1)

For the Quarters Ended September 28, 2007 and September 29, 2006

(in thousands)

	Quarter Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Net Income	$5,037	$3,743	$15,094	$11,215
Add back (subtract):
Income taxes	3,266	2,668	9,875	7,446
Interest income, net	(407)	(430)	(1,351)	(1,461)
Depreciation and amortization	1,002	920	2,888	2,700
Stock-based compensation	1,374	865	4,666	2,991

EBITDAS (1)	$10,272	$7,766	$31,172	$22,891

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.